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                                                                    EXHIBIT 24.4

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of American Industrial Properties REIT, Inc. on Form S-4 of our report on the consolidated financial statement schedules of American Industrial Properties REIT (formerly Trammell Crow Real Estate Investors) dated March 5, 1993, except for the first and last paragraph of Note 1 as to which the date is January 17, 1994, appearing on pages F-7 through F-23 in the Proxy Statement/Prospectus which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in giving said report in such Proxy Statement/Prospectus.

                                         Kenneth Leventhal & Company

  Dallas, Texas
  January 20, 1994